Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm

As the independent registered public accountants of The First Bancorp, Inc., we hereby consent to the incorporation by reference in the registration statement (No. 333-175722) on Form S-3 and the registration statement (No. 333-167014) on Form S-8 of our report dated March 12, 2012, with respect to the consolidated balance sheets of The First Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of The First Bancorp, Inc.

/s/ Berry Dunn McNeil & Parker, LLC
Portland, Maine
December 1, 2015